U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                    FORM 3

                          OMB APROVAL
                          OMB NUMBER:  3235-0104
                          Expires: September 30, 1998
                          Estimated average burden
                          hours per response........0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

McKenna                             Timothy                        J.P.
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     (Last)                         (First)                      (Middle)

150 North Michigan Avenue
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                                   (Street)

Chicago                             Illinois                          60601
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     (City)                         (State)                           (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

     11/23/1998
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Stone Container Corporation; "STO-E"
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5.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

         Director                                     10% Owner
    ---                                          ---

     X   Officer (give title below)                   Other (specify below)
    ---                                          ---

                   VP-Invtr Relations/Communications
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing (Check Applicable Line)

 X   Form filed by One Reporting Person
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     Form filed by More than One Reporting Person
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          Table I -- Non-Derivative Securities Beneficially Owned


1.   Title of Security                            2. Amount of Securities     3. Ownership         4.   Nature of Indirect
     (Instr. 4)                                      Beneficially Owned          Form: Direct           Beneficial Ownership
                                                     (Instr. 4)                  (D) or Indirect        (Instr. 5)
                                                                                 (I)(Instr. 5)
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Series E Cumulative Convertible
   Exchangeable Preferred Stock                              0




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                        (Over)
                                                               SEC 1473 (7-96)

             Table II -- Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)



1.   Title of Derivative           2. Date Exercisable          3.   Title and Amount of     4. Conver-   5. Owner-    6. Nature
     Security (Instr. 4)              and Expiration                 Securities Underlying      sion or      ship         of In-
                                      Date (Month/Day/ Year)         Derivative Security        Exercise     Form of      direct
                                      -------------------------         (Instr. 4)              Price of     Deriv-       Bene-
                                      Date           Expira-       -------------------------    Derivative   ative        ficial
                                      Exer-          tion             Title           Amount    Security     Security:    Owner-
                                      cisable        Date                             or                     Direct       ship
                                                                                      Number                 (D) or      (Instr. 5)
                                                                                      of                     Indirect
                                                                                      Shares                 (I)
                                                                                                             (Instr. 5)
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Explanation of Responses:


 /s/ Craig A. Hunt                                       November 27, 1998
 -------------------------------                       ------------------------
 **Signature of Reporting Person                                Date



Craig A. Hunt, Attorney-in-fact for
Timothy J.P. McKenna

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

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